Exhibit 99.1

Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Media Contact: Jerry Grasso (859) 232-3546 ggrasso@lexmark.com

Lexmark reports fourth quarter and full year results

•	Revenue of $1.073 billion, up 12 percent sequentially in fourth quarter
•	Net cash from operations in fourth quarter of $257 million, up 74 percent sequentially
•	Net earnings in fourth quarter of $60 million, up 230 percent year on year

LEXINGTON, Ky., Feb. 2, 2010 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the fourth quarter of 2009. Fourth quarter revenue of $1.07 billion increased 12 percent sequentially compared to the third quarter of 2009 and decreased 1 percent compared to the same quarter last year.

Earnings Per Share	4Q09	4Q08
GAAP	$0.76	$0.23
Restructuring-related charges & project costs	0.40	0.52
Non-GAAP	$1.16	$0.75

Fourth quarter GAAP earnings per share were $0.76. Excluding $0.40 per share for restructuring-related activities, earnings per share for the fourth quarter of 2009 would have been $1.16. Fourth quarter 2008 GAAP earnings per share were $0.23. Earnings per share for the fourth quarter of 2008 would have been $0.75 excluding $0.52 per share for restructuring-related activities.

"Lexmark’s fourth quarter results were significantly better than anticipated, reflecting strong sequential improvements in customer demand, which were enhanced by the strength of the new products we introduced over the past year,” said Paul J. Curlander, Lexmark's chairman and chief executive officer.

"During the quarter, we continued to strengthen our business model through the implementation of our restructuring and expense reductions, which delivered over $200 million of expense savings in 2009. These actions, along with the increased customer demand, helped us to deliver strong sequential and year over year improvements in operating income and cash flow. Our ongoing financial position remains strong with over $1.1 billion in cash and current marketable securities," Curlander said.

Fourth quarter Printing Solutions and Services Division revenue of $748 million grew 14 percent sequentially compared to the third quarter of 2009 and grew 4 percent year to year. Imaging Solutions Division revenue of $325 million grew 7 percent sequentially compared to the third quarter of 2009 and declined 11 percent compared to a year ago.

The company ended the quarter with over $1.1 billion in cash and current marketable securities. Fourth quarter net cash provided by operating activities was $257 million. Capital expenditures for the quarter were $45 million. Depreciation and amortization in the quarter was $56 million.

In the fourth quarter of 2009:
•	Gross profit margin was 35.7 percent versus 29.0 percent in 2008.
•	Operating expense was $293 million compared to $314 million last year.
•
Operating income margin of 8.4 percent includes $46 million pretax restructuring-related charges. Operating income margin in 2008 of 0.0 percent included $47 million pretax restructuring-related charges.

•
Net earnings for the quarter were $60 million compared to fourth quarter 2008 net earnings of $18 million. Fourth quarter 2009 provision for income taxes was an expense of $22 million, compared to a benefit of $23 million in fourth quarter 2008.

On a non-GAAP basis, excluding restructuring-related charges, in the fourth quarter of 2009:
•	Gross profit margin would have been 36.9 percent, up 6.5 percentage points from 30.4 percent in the same period last year.
•	Operating expense would have been $261 million, a reduction of 8 percent from last year primarily driven by reduced marketing and development expense.
•	Operating income margin would have been 12.6 percent, up from 4.3 percent last year.
•	Net earnings would have been $92 million, compared to $60 million in the fourth quarter of 2008.

Full-year Results
2009 revenue was $3.88 billion, down 14 percent compared to 2008. 2009 Printing Solutions and Services Division revenue declined 12 percent to $2.62 billion, and Imaging Solutions Division revenue declined 19 percent to $1.26 billion.

Earnings Per Share	2009	2008
GAAP	$1.86	$2.69
Restructuring-related charges & project costs	1.40	0.86
Non-GAAP	$3.26	$3.55

2009 GAAP earnings per share were $1.86. Excluding $1.40 per share restructuring-related charges, earnings per share would have been $3.26. 2008 GAAP earnings per share were $2.69. 2008 earnings per share would have been $3.55 excluding $0.86 per share restructuring-related charges.

2009 net cash provided by operating activities was $402 million, marking the company’s 17th consecutive year of positive cash generation and 8th consecutive year over $400 million. Capital expenditures for the year were $242 million. Depreciation and amortization for the year was $214 million.

New Products Strengthen Presence in Target Segments
The laser products and solutions announced by Lexmark over the past 15 months represent the most extensive series of laser product introductions in the company’s history. These new models have dramatically increased the breadth and strength of Lexmark’s laser printer-based devices, solutions and services offerings, better positioning the company to secure high value product installations to capture profitable supplies and services annuities in print-intensive workgroup environments.

In 2009, Lexmark’s lasers won more than three times as many laser awards1 in the U.S. as any of its competitors. Throughout the year the company continued to see good growth in its managed print services business as it continues to help enterprise customers lower their costs, improve their document-based processes and reduce their environmental footprint due to printing.

In 2009, Lexmark continued moving the deployment of its award-winning inkjet technology upstream to a higher page generating, business focused customer set. Lexmark significantly expanded its retail footprint in the office superstore and regional consumer electronics store segments in North America. In the third quarter, the company launched a line of higher end all-in-ones focused on meeting the needs of small to medium-sized businesses. Lexmark’s inkjet products became the second most awarded line1 in the U.S. in 2009, a significant improvement over 2008, reflecting the ongoing evolution and improvement in Lexmark’s new inkjet products. Notably, the Lexmark Platinum Pro905 was recently named a CES Engineering Innovation Honoree.

Looking Forward
In the first quarter of 2010, the company currently expects revenue to be up slightly year on year and GAAP earnings per share to be around $0.64 to $0.74, based on an effective tax rate of 24 percent, or $0.80 to $0.90 excluding $0.16 per share restructuring-related charges. GAAP earnings per share in the first quarter of 2009 were $0.75 with an effective tax rate of 16 percent, or $0.89 excluding $0.14 per share for restructuring-related activities.

Conference Call Today
The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EST). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 51974057.

Supplemental information slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations Web site prior to the live broadcast.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2009, Lexmark sold products in more than 150 countries and reported $3.9 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, continued volatility of the global economy, inability to be successful in the Company’s transition to higher-usage segments of the inkjet market; failure to execute planned cost reduction measures; fluctuations in foreign currency exchange rates; the financial failure or loss of business with a key customer or reseller, including loss of retail shelf placements; market acceptance of new products and pricing programs; increased investment to support product development and marketing; periodic variations affecting revenue and profitability; excessive inventory for the Company and/or its reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the Company’s customers, channel partners, and investment portfolio; aggressive pricing from competitors and resellers; the inability to meet customer product requirements on a cost competitive basis; possible changes in the size of expected restructuring costs, charges, and savings; entrance into the market of additional competitors focused on printing solutions; inability to perform under managed print services contracts; decreased supplies consumption; increased competition in the aftermarket supplies business; unforeseen cost impacts as a result of new legislation; changes in the Company’s tax provisions or tax liabilities; fees on the Company’s products or litigation costs required to protect the Company’s rights; inability to protect the Company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; reliance on international production facilities, manufacturing partners and certain key suppliers; changes in a country’s political conditions; conflicts among sales channels; the failure of information technology systems; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

1Based on internal assessments of leading U.S. tech publications and test laboratories.

For more information, see the "Lexmark" Facebook page and the "LexmarkNews" Twitter feed.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008
Revenue	$1,073.2	$1,083.7	$3,879.9	$4,528.4
Cost of revenue (1) (2)	690.5	769.5	2,570.1	2,993.8
Gross profit	382.7	314.2	1,309.8	1,534.6

Research and development	93.3	105.0	375.3	423.3
Selling, general and administrative (1) (2)	173.4	190.1	647.8	807.3
Restructuring and related charges (1) (2)	26.2	19.1	70.6	26.8
Operating expense	292.9	314.2	1,093.7	1,257.4

Operating income	89.8	0.0	216.1	277.2

Interest (income) expense, net	6.5	2.8	21.4	(6.1)
Other expense (income), net	0.3	2.3	4.6	7.4
Net impairment losses on securities	0.7	0.0	3.1	0.0

Earnings before income taxes	82.3	(5.1)	187.0	275.9

Provision for income taxes	22.5	(23.2)	41.1	35.7
Net earnings	$59.8	$18.1	$145.9	$240.2

Net earnings per share:
Basic	$0.76	$0.23	$1.87	$2.70
Diluted	$0.76	$0.23	$1.86	$2.69

Shares used in per share calculation:
Basic	78.3	79.6	78.2	88.9
Diluted	78.9	80.1	78.6	89.2

(1)
Amounts for the three months ended December 31, 2009, include total restructuring-related charges and project costs of $45.9 million with $13.5 million and $6.2 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $26.2 million in Restructuring and related charges.

Amounts for the year ended December 31, 2009, include total restructuring-related charges and project costs of $141.3 million with $51.5 million and $19.2 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $70.6 million in Restructuring and related charges.

(2)
Amounts for the three months ended December 31, 2008, include total restructuring-related charges and project costs of $46.8 million with $15.2 million and $12.5 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $19.1 million in Restructuring and related charges.

Amounts for the year ended December 31, 2008, include total restructuring-related charges and project costs of $92.7 million with $42.5 million and $23.4 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $26.8 million in Restructuring and related charges.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	December 31	December 31
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$459.3	$279.2
Marketable securities	673.2	694.1
Trade receivables, net	424.9	427.3
Inventories	357.3	438.3
Prepaid expenses and other current assets	226.0	223.8
Total current assets	2,140.7	2,062.7

Property, plant and equipment, net	914.9	863.2
Marketable Securities	22.0	24.7
Other assets	276.6	314.8
Total assets	$3,354.2	$3,265.4

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term debt	$-	$5.5
Accounts payable	510.1	557.1
Accrued liabilities	681.7	694.9
Total current liabilities	1,191.8	1,257.5

Long-term debt	648.9	648.7
Other liabilities	499.9	547.1
Total liabilities	2,340.6	2,453.3

Stockholders' equity:
Common stock and capital in excess of par	820.9	804.4
Retained earnings	839.8	692.5
Treasury stock, net	(404.5)	(404.5)
Accumulated other comprehensive loss	(242.6)	(280.3)
Total stockholders' equity	1,013.6	812.1
Total liabilities and stockholders' equity	$3,354.2	$3,265.4

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	4Q09	4Q08
GAAP	$60	$18
Restructuring-related charges & project costs	32	42
Non-GAAP	$92	$60

Earnings Per Share Guidance	1Q10	1Q09
GAAP	$0.64 - $0.74	$0.75
Restructuring-related charges & project costs	0.16	0.14
Non-GAAP	$0.80 - $0.90	$0.89

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Gross Profit Margin (%)	4Q09	4Q08
GAAP	35.7%	29.0%
Restructuring-related charges & project costs	1.2%	1.4%
Non-GAAP	36.9%	30.4%

Operating Expense (In Millions)	4Q09	4Q08
GAAP	$293	$314
Restructuring-related charges & project costs	(32)	(32)
Non-GAAP	$261	$283

Operating Income (In Millions)	4Q09	4Q08
GAAP	$90	$-
Restructuring-related charges & project costs	46	47
Non-GAAP	$136	$47

Operating Income Margin (%)	4Q09	4Q08
GAAP	8.4%	0.0%
Restructuring-related charges & project costs	4.2%	4.3%
Non-GAAP	12.6%	4.3%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

Appendix 1

Note:
Management believes that presenting non-GAAP measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, and allocating resources. Management uses GAAP and non-GAAP financial performance metrics for employee incentive compensation.  Additionally, management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. Management believes the specific identification of and the exclusion of the impacts of the Company’s restructuring-related actions improve the shareholders’ ability to assess the performance of the Company since the nature, size and amount of the actions taken by the Company can vary from period to period.  Additionally, management provides both GAAP and non-GAAP measures to provide shareholders additional information that shareholders can utilize in their own methods of evaluating the Company’s performance. Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific projects involved with restructuring-related actions approved by management, along with their associated budgeted costs.  Subsequently, actual costs associated with these approved restructuring-related programs are monitored and compared to budgeted costs to assure the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs.  Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.